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CUSIP No.  774374 10 2

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                                                                 OMB APPROVAL
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                                                 OMB Number:                        3235-0145
                                                 Expires:                     August 31, 1999
                                                 Estimated average burden
                                                 hours per response.....................14.90
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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. ___)

                       Rockwell Medical Technologies, Inc.
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                                (Name of Issuer)

                      Common Shares, no par value per share
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                         (Title of Class of Securities)

                                   774374 10 2
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                                 (CUSIP Number)

                                December 29, 1999
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|      Rule 13d-1(b)
         |_|      Rule 13d-1(c)
         |X|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.



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1.       Names of Reporting Persons.
         I.R.S. Identification Nos. of above persons (entities only)..............................Robert L. Chioini

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2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)....................................................................................................|_|
         (b)....................................................................................................|X|

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3.       SEC Use Only..............................................................................................

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4.       Citizenship or Place of Organization..............................................United States of America

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                           5.       Sole Voting Power.......................................................657,500
Number of
Shares Bene-               ----------------------------------------------------------------------------------------
ficially                   6.       Shared Voting Power...........................................................0
Owned by Each
Reporting                  ----------------------------------------------------------------------------------------
                           7.       Sole Dispositive Power..................................................657,500

                           ----------------------------------------------------------------------------------------
Person With:               8.       Shared Dispositive Power......................................................0

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9.       Aggregate Amount Beneficially Owned by Each Reporting Person.......................................657,500

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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)....................|_|

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11.      Percent of Class Represented by Amount in Row (9)....................................................13.1%

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12.      Type of Reporting Person (See Instructions).............................................................IN

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ITEM 1.

         (a)      Name of Issuer:

                           Rockwell Medical Technologies, Inc.

         (b)      Address of Issuer's Principal Executive Offices:

                           28025 Oakland Oaks Drive
                           Wixom, Michigan  48393

ITEM 2.

         (a)      Name of Person Filing:

                           Robert L. Chioini

         (b)      Address of Principal Business Office or, if none, Residence:

                           28025 Oakland Oaks Drive
                           Wixom, Michigan  48393

         (c)      Citizenship:

                           United States of America


         (d)      Title of Class of Securities:

                           Common Shares, no par value per share

         (e)      CUSIP Number:

                           774374 10 2

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE FILING PERSON IS A:

                           Not Applicable

ITEM 4.           OWNERSHIP.


         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: 657,500*



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         (b)      Percent of class: 13.1%*

         (c)      Number of Shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote: 657,500*

                  (ii)     Shared power to vote or direct the vote:  0*

                  (iii) Sole power to dispose or to direct the disposition of: 657,500*

                  (iv) Shared power to dispose or to direct the disposition of: 0*

* 157,500 of the shares shown as beneficially owned by Robert L. Chioini are shares that he may acquire within 60 days of December 29, 1999 upon exercise of options granted to him by Rockwell Medical Technologies, Inc.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                           Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                           Not applicable.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                           Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                           Not applicable.

ITEM 10.          CERTIFICATION.

                           Not applicable.



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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  March 31, 2000                      /s/ Robert L. Chioini
        --------                            -----------------------------------
                                            Robert L. Chioini











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